Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CVB Financial Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-151755, 333-150017, 333-150016, and 333-225173) on Form S-8 of CVB Financial Corp. (the Company) of our reports dated March 1, 2021, with respect to the consolidated balance sheets of CVB Financial Corp. as of December 31, 2020 and 2019, the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appears in the December 31, 2020 annual report on Form 10-K of CVB Financial Corp.

As discussed in Note 3 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”.

/s/ KPMG LLP

Los Angeles, California

March 1, 2021